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                                                                    EXHIBIT 99


October 14, 1999



Mr. Michael A. Bean
Executive Vice President
Community Bank

Gentlemen:

We have been engaged to report on the appropriate application of generally accepted accounting principles to the specific transaction described below. This report is being issued to Community Bank (the Bank) for assistance in evaluating accounting principles for the described specific transaction. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

DESCRIPTION OF THE TRANSACTION

The facts, circumstances, and assumptions relevant to the specific transaction as provided to us by management of the Bank are as follows:

The Bank has a number of auto loans that are in default. The Bank filed an insurance claim with its fidelity bond insurance carrier to recover the carrying amount of the loans. The Bank reasonably expects to receive the full carrying amount of the loans from the insurance carrier.

ACCOUNTING ISSUES

Issue 1. If the loans are individually evaluated for impairment would the loans be considered to be impaired under Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (Statement No. 114)?

Issue 2. If the loans are impaired loans, should the expected insurance proceeds be included in the loans' expected future cash flows in measuring impairment under Statement No. 114?

Issue 3. If the insurance proceeds should not be included in measuring impairment, how should the Bank record the effect of the expected reimbursement?

APPROPRIATE ACCOUNTING PRINCIPLES

Issue 1. Paragraph 8 of Statement No. 114 states that "a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due in according to the contractual terms of the loan


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               agreement ... all amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement." Since the loans are in default and all amounts due according to the contractual terms will not be collected, the loans are considered to be impaired according Statement No. 114. The expected proceeds from the insurance claim are not amounts that are due according to the contractual terms of the loan agreement, and accordingly, would not be considered in determining whether the loans are impaired.

Issue 2. Paragraph 13 of Statement No. 114, states that "...a creditor shall measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor shall measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable."

               Based on the foregoing, we believe that the Bank should measure impairment as the difference between the carrying value of the loans and the present value of the expected future cash flow from the borrowers. Since the expected proceeds from the insurance carrier are not legally a part of the expected future cash flows from the borrowers, and the expected insurance proceeds would not be considered collateral, such proceeds should not be included in measuring impairment.

Issue 3.       Statement of Concepts No. 6, Elements of Financial Statements
               (CON6) defines an assets as "probable future economic benefits obtained or controlled by a particular entity as a result of past transactions or events." Based on the facts of this case, management expects to receive a full recovery of the loss from its insurance carrier. This right to reimbursement represents a future economic benefit. Accordingly, we believe that the Bank should recognize an asset equal to the expected proceeds. The related income statement impact would be included as a component of non-interest income.

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The ultimate responsibility for the decision on the appropriate application of generally accepted accounting principles for an actual transaction rests with the preparers of the financial statements who should consult with their continuing accountants. Our judgement on the appropriate application of generally accepted accounting principles for the described specific transaction is based solely on the facts provided to us as described above; should these facts and circumstances differ, our conclusions may change.


Very truly yours,


KPMG, LLP